Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

CORRECTION IN LEASE ACCOUNTING

McLean, VA, March 28, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today announced that, as a result of recent views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (SEC), the Company is revising its method of accounting for certain lease transactions and will restate prior period financial statements.

On February 7, 2005, the SEC’s Office of Chief Accountant issued a letter to the American Institute of Certified Public Accountants clarifying the SEC staff’s interpretation of certain accounting issues relating to operating leases. In response to that letter, The Rowe Companies initiated an internal review and consulted with its independent registered public accounting firm to ensure that the Company’s accounting practices are consistent with the recent SEC clarification. Historically, and consistent with industry practice, the Company had recognized the straight-line rent expense for leases beginning on the earlier of the store opening date or the rent commencement date, which had the effect of excluding the time during construction from the calculation of the period over which rent was recognized and expensed. Also, consistent with industry practice, to the extent it received allowances from landlords to offset the costs of construction prior to occupancy, the Company had recorded as capital expenditures only the portion of the construction costs in excess of the amount of the allowance provided by the landlord.

Like many other companies, the Company has determined, in view of the recently issued SEC staff interpretation, to comply with Statement of Financial Accounting Standards 13 “Accounting for Leases”, Financial Accounting Standards Board Technical Bulletin No, 88-1 “Issues Related to Accounting for Leases”, and Financial Accounting Standards Board Technical Bulletin 85-3 “Accounting for Leases with Scheduled Rent Increases”, that the Company should revise its method of accounting for certain leases of retail store locations for its Storehouse home furnishings subsidiary. The primary result of the correction will be to accelerate the recognition of rent expense by including periods in which the Company has control of the leased property before the store is open in the calculation of straight-line rent expense over the term of the lease. The Company will also recognize construction allowances contributed by landlords as additional fixed assets and record as corresponding liabilities deferred rent credits. There is no cash effect as a result of these changes either historically or for future cash flows, nor will it change the timing or amounts paid under related leases.

After discussing these accounting matters with the Company’s management and independent registered public accounting firm, the Audit Committee of the Company’s Board of Directors concluded at a meeting on March 25, 2005 that restatements of financial statements for prior fiscal years and periods will be required.

Based on the Company’s preliminary analysis, it expects lease-accounting related charges to reduce net income by approximately $142,000 in fiscal 2004, reduce fiscal 2003 net income by approximately $332,000 and reduce fiscal 2002 net income by $61,000. The estimated reduction in net income per diluted share would be approximately $0.01 for fiscal year 2004, $0.03 for 2003 and $0.00 in 2002. The cumulative effect of the correction in accounting for construction allowances is to increase property and equipment by approximately $4.8 million and $2.8 million at November 28, 2004 and November 30, 2003, respectively, and deferred rent credit by approximately $5.3 million and $3.4 million at November 28, 2004 and November 30, 2003, respectively. These estimates are subject to change as management completes its analysis. Once this analysis is completed, the Company anticipates filing an amended Form 10-K for the fiscal year ended November 28, 2004.

To allow adequate time to complete its review, The Rowe Companies conference call previously scheduled for Tuesday, March 29th has been rescheduled to Thursday, March 31, 2005 at 10:00 a.m. EST. Further information on this call can be obtained on our website at www.therowecompanies.com.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 64 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the Internet.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, including expected restated amounts, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the actual results of the ongoing and final review of the accounting changes discussed in this press release, the timing of the Company’s anticipated restatements of its financial statements and the need for any follow-on actions in connection with the Company’s accounting practices, the impact or effect of the anticipated restatements and the reaction from the Company’s stockholders, customers and lenders, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670